Exhibit 99.2



CONTACTS:  Duane Kimble                                 Joel Pomerantz
           Baldwin Piano                                The Dilenschneider Group
           (513) 754-4647                               (212) 922-0900



                  BALDWIN PIANO TO SELL RETAIL FINANCING UNITS
                 TO DEUTSCHE FINANCIAL SERVICES FOR $35 MILLION

         COMPANY WILL REDUCE DEBT AND CONSIDER SHARE REPURCHASE PROGRAM

           MASON, OH, December 8, 1999 -- Baldwin Piano & Organ Company (NASDAQ:BPAO) today announced that it has entered into a definitive agreement with Deutsche Financial Services (DFS) to sell its two wholly owned retail financing units -- Keyboard Acceptance Corporation (KAC) and Signature Leasing Corporation. Baldwin expects to receive gross proceeds of approximately $35 million.

           Karen L. Hendricks, chairman, president and chief executive officer of Baldwin said, "In keeping with our pledge to enhance shareholder value, our board of directors is actively considering a stock repurchase program, which, if approved, will be announced at the time of the closing. The remainder of the proceeds from the sale will be used to reduce Baldwin's debt levels."

           Ms. Hendricks said, "Deutsche Financial Services is a financially strong strategic buyer with extensive knowledge of the piano business. They are in an excellent position to maintain KAC's long-term dealer relationships and continue the high quality service that Baldwin dealers have come to expect. Our shareholders will benefit from the significant de-leveraging of our remaining businesses and the favorable impact any substantial stock repurchase would have on future per share results."

                                     -more-

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           As part of the  transaction,  Baldwin  said it would  retain  certain contingent obligations with respect to accounts receivable and repossessed keyboard instrument inventory. The parties expect to consummate the transaction early next year, subject to customary closing conditions.

           Baldwin Piano & Organ Company has marketed keyboard musical products for over 137 years. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

           Deutsche Financial Services, a unit of Deutsche Bank Group, is an international leader in providing financing and servicing programs that facilitate the product distribution and sales process. Programs and services include inventory financing, accounts receivable financing, asset-based lending, leveraged acquisition financing, middle market secured lending, non-funded service programs, consumer and commercial end-user financing, franchise financing, leasing and related financial services.

           Deutsche Financial Services, based in St. Louis, Missouri, operates across the United States, Canada, Europe and Puerto Rico. Deutsche Bank Group is the world's largest financial institution with assets in excess of $850 billion on September 30, 1999. Additional information about DFS may be found on the World Wide Web at http://www.dfsc.com.


                                      # # #


"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

       This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.